Exhibit 1

PRESS RELEASE – SEPTEMBER 11, 2008

All amounts expressed in US dollars unless otherwise indicated

Barrick completes sale of $1.25 billion in debt securities

Barrick Gold Corporation (NYSE:ABX) (TSX:ABX) announced today the completion of the sale, by its wholly owned subsidiaries, Barrick North America Finance LLC and Barrick Gold Financeco LLC, of $1.25 billion in debt securities comprised of: $500 million of 6.80% notes due 2018 and $250 million of 7.50% notes due 2038 of Barrick North America Finance LLC; and $500 million of 6.125% notes due 2013 of Barrick Gold Financeco LLC, each guaranteed by Barrick Gold Corporation, to a syndicate of underwriters led by Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc.

Each of the three series of notes have been assigned a rating of “Baa1” by Moody’s Investor Service, “A-” by Standard and Poor’s Rating Services and “A” by DBRS Limited.

Approximately $1,140 million of the net proceeds from this offering will be used to repay amounts owing under our primary bank credit facility, of which $990 million was drawn down in the first quarter of 2008 in order to partially fund our acquisition of the remaining 40% interest in the Cortez property and $150 million was drawn down in September 2008 to fund a portion of the purchase price for our acquisition of Cadence Energy Inc. The balance of the net proceeds will be used for general corporate purposes.

Barrick’s vision is to be the world’s best gold company by finding, acquiring, developing and producing quality reserves in a safe, profitable and socially responsible manner.

INVESTOR CONTACT: Deni Nicoski Vice President, Investor Relations Tel: (416) 307-7410 Email: dnicoski@barrick.com	MEDIA CONTACT: Vincent Borg Senior Vice President, Corporate Communications Tel: (416) 307-7477 Email: vborg@barrick.com

CAUTIONARY STATEMENT ON FORWARD-LOOKING INFORMATION

Certain information contained in this Press Release, including any information as to our strategy, plans or future financial or operating performance and other statements that express management’s expectations or estimates of future performance, constitute “forward-looking statements”. All statements, other than statements of historical fact, are forward-looking statements. The words “believe”, “expect”, “will”, “anticipate”, “contemplate”, “target”, “plan”, “continue”, “budget”, “may”, “intend”, “estimate” and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The Company cautions the reader that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual financial results, performance or achievements of Barrick to be materially different from the Company’s estimated future results, performance or achievements expressed or implied by those forward-looking statements and the forward-looking statements are not guarantees of future performance. These risks, uncertainties and other factors include, but are not limited to: changes in the worldwide price of gold, copper or certain other commodities (such as silver, fuel and electricity); fluctuations in currency markets; changes in U.S. dollar interest rates or gold lease rates; risks arising from holding derivative instruments; ability to successfully complete announced transactions and integrate acquired assets; legislative, political or economic developments in the jurisdictions in which the Company carries on business; operating or technical difficulties in connection with mining or development activities; employee relations; availability and increasing costs associated with mining inputs and labor; the speculative nature of exploration and development, including the risks of obtaining necessary licenses and permits and diminishing quantities or grades of reserves; adverse changes in our credit rating, contests over title to properties, particularly title to undeveloped properties; the risks involved in the exploration, development and mining business; future well production rates; reserve and resource volumes; reserve life index; the performance of existing wells; and the success obtained in drilling new wells. These factors are discussed in greater detail in the Company’s most recent Form 40-F/Annual Information Form on file with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities.

The Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

BARRICK GOLD CORPORATION	PRESS RELEASE